City of Buenos Aires, July 24th, 2024 Messrs. Comisión Nacional de Valores (CNV) Messrs. Bolsas y Mercados Argentinos S.A. (BYMA) Messrs. Mercado Abierto Electrónico S.A. (MAE) Ref.: LOMA NEGRA C.I.A.S.A. – Relevant Event Dear Sirs, We are writing in accordance with Section 2 of Chapter I, Title XII of the Argentine National Securities Commission (Comisión Nacional de Valores) Regulations (2013 revised version) following the information communicated on May 2nd, 2024 and on July 16th, 2024. In this regard, within the competitive process being conducted by BTG Pactual bank, our indirect controlling shareholder, InterCement Participações (“InterCement”), informed that on July 23rd 2024 InterCement and its controlling shareholder (Mover Participações S.A.) have entered into a new exclusivity agreement until July 31st, 2024 with Companhia Siderurgica Nacional (“CSN”) for the potential acquisition of the shares representing 100% (a hundred percent) of InterCement’s capital stock. Its validity term will be automatically renewed until August 12th, 2024, if the parties are actively engaged. Notwithstanding the foregoing, InterCement has reported that there is no signed document that generates an obligation or firm commitment for InterCement, its shareholder (Mover) and/or any of its subsidiaries in connection with the potential transaction. Loma Negra will keep its investors and the general market informed and reaffirms its transparency commitment. Sincerely, ______________________ Marcos Isabelino Gradin Investor Relations Officer LOMA NEGRA C.I.A.S.A.